Exhibit 99.1
PRESS RELEASE

SEACOR ANNOUNCES ADJUSTMENT TO THE CONVERSION RATE OF ITS 2.50% CONVERTIBLE SENIOR NOTES DUE 2027 AND ITS
3.00% CONVERTIBLE SENIOR NOTES DUE 2028

Fort Lauderdale, Florida
June 19, 2017
FOR IMMEDIATE RELEASE-SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR” or the “Company”) today announced an adjustment to the conversion rate of its 2.50% convertible senior notes due 2027 (the “Notes due 2027”) and its 3.00% convertible senior notes due 2028 (the “Notes due 2028”) in connection with its distribution of all of the outstanding shares of common stock of its subsidiary, SEACOR Marine Holdings Inc., on June 1, 2017 (the “spin-off”). The ex-dividend date for the spin-off was June 2, 2017. As a result of the spin-off, the conversion rates were adjusted as follows:

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The conversion rate for the Notes due 2027 was adjusted to 18.4176 from 12.0015 shares of the Company’s common stock per $1,000 principal amount of the Notes due 2027, equivalent to an adjusted conversion price of approximately $54.30 per share, compared to the prior price of approximately $83.32 per share.

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The conversion rate on the Notes due 2028 was adjusted to 12.1789 from 7.9362 shares of the Company’s common stock per $1,000 principal amount of the Notes due 2028, equivalent to an adjusted conversion price of approximately $82.11 per share, compared to the prior price of approximately $126.00 per share.

About SEACOR
SEACOR is a diversified holding company with interests in domestic and international transportation and logistics, alcohol manufacturing and merchandising, and risk management consultancy.

Cautionary Note Regarding Forward-Looking Statements

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services’ operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing’s operations, adequacy of insurance coverage, the ability to remediate the material weaknesses the Company has identified in its internal controls over financial reporting, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

For additional information, contact Molly Hottinger at (954) 627-5278.